SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X] [ ] [ ] [ ] [ ]	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Seligman New Technologies Fund, Inc.
(Name of Registrant as Specified In Its Charter)

                 Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: _________

[ ]	(2) Aggregate number of securities to which transaction applies: _________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________

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[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SELIGMAN NEW TECHNOLOGIES FUND, INC.

100 Park Avenue
New York, New York 10017
New York City Telephone (212) 850-1864
Toll-Free Telephone (800) 221-2450

October [ o ], 2003

To the Stockholders of Seligman New Technologies Fund, Inc. (the “Fund”):

The accompanying Notice of Special Meeting of Stockholders and Proxy Statement present one proposal (the “Proposal”) to be considered at the Fund’s Special Meeting of Stockholders (the “Meeting”) to be held on December 4, 2003. The Proposal is discussed more fully in the accompanying Proxy Statement.

The Proposal is to consider and act upon a plan to liquidate and dissolve the Fund as set forth in the Plan of Complete Liquidation and Dissolution (the “Plan”). The Board of Directors of the Fund unanimously adopted the Plan and recommends that stockholders approve the Proposal.

We welcome your attendance at the Meeting. If you are unable to attend, we encourage you to vote by proxy promptly. Georgeson Shareholder Communications Inc. (“Georgeson”), a professional proxy solicitation firm, has been selected to assist stockholders in the voting process. As the date of the Meeting approaches, if we have not received your proxy, you may receive a telephone call from Georgeson reminding you to exercise your right to vote. If you have any questions regarding the Meeting agenda or how to vote by proxy, please call Georgeson toll free at 1-888-540-0938.

Sincerely,

Brian T. Zino
President

SELIGMAN NEW TECHNOLOGIES FUND, INC.

100 Park Avenue, New York, New York 10017
New York City Telephone (212) 850-1864
Toll-Free Telephone (800) 221-2450

For questions about the Proposal or voting your shares, please call Georgeson Shareholder Communications, Inc., the Fund’s proxy solicitor, toll-free at 1-866-540-0938.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2003

To the Stockholders:

A Special Meeting of Stockholders (the “Meeting”) of Seligman New Technologies Fund, Inc., a Maryland corporation (the “Fund”), will be held at the offices of the Fund, 100 Park Avenue, New York, New York 10017, on December 4, 2003, at 10:30 a.m., for the following purposes, which are more fully described in the accompanying Proxy Statement dated October [ o ], 2003:

1.

To consider and act upon a proposal to liquidate and dissolve the Fund, as set forth in the Plan of Complete Liquidation and Dissolution (the “Plan”) adopted by the Board of Directors of the Fund, providing for, among other things, (a) the orderly sale of all of the assets of the Fund, (b) the distribution of cash from the net proceeds from such sale of assets to the stockholders in accordance with the Plan in complete liquidation of their interests in the Fund, (c) the dissolution of the Fund’s existence under Maryland law and the deregistration of the Fund under the Investment Company Act of 1940 and (d) the termination of the Fund’s quarterly repurchase offers; and

2.	To transact any other business that may lawfully come before the Meeting or any adjournment thereof.

The Board of Directors has unanimously determined that a complete liquidation and dissolution of the Fund in accordance with the terms of the Plan is advisable for the Fund and its stockholders. The Board of Directors has recommended that the stockholders approve the liquidation and dissolution of the Fund in accordance with the Plan. Subject to receipt of the requisite stockholder approval, stockholders remaining in the Fund can expect to receive liquidation distributions, in cash installments from time to time, beginning as soon as reasonably practicable. However, there is no minimum distribution to stockholders.

Upon the completion of the sale of all of the Fund’s illiquid assets or a determination by the Fund that remaining illiquid assets should be valued at zero, the stockholders’ respective interests in the Fund’s assets will not be transferable by negotiation of the share certificates.

The Board of Directors has fixed the close of business on September 30, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund. Each stockholder who does not expect to attend the Meeting in person is requested to complete, date, sign and promptly return the enclosed proxy card.

By order of the Board of Directors,

Frank J. Nasta, Secretary

Dated: New York, New York
October [ o ], 2003

YOUR VOTE IS IMPORTANT
NO MATTER HOW MANY SHARES YOU OWN

PLEASE INDICATE YOUR VOTE ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY TELEPHONE OR THROUGH THE INTERNET. PLEASE REFER TO YOUR PROXY CARD FOR COMPLETE VOTING INSTRUCTIONS. IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN RESPONDING PROMPTLY. A PROXY WILL NOT BE REQUIRED FOR ADMISSION TO THE MEETING.

October [ o ], 2003

SELIGMAN NEW TECHNOLOGIES FUND, INC.

100 PARK AVENUE, NEW YORK, NEW YORK 10017

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2003

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Seligman New Technologies Fund, Inc., a Maryland corporation (the “Fund”), to be voted at a Special Meeting of Stockholders of the Fund (the “Meeting”), to be held at the offices of the Fund, 100 Park Avenue, New York, New York 10017, on December 4, 2003 at 10:30 a.m. It is expected that the Notice of Special Meeting of Stockholders, this Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about October [ o ], 2003.

The Board of Directors has fixed the close of business on September 30, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any postponement or adjournment thereof (the “Record Date”). The outstanding voting shares of the Fund as of the Record Date consisted of [ o ] shares of common stock, each share being entitled to one vote. All properly executed and timely received proxies will be voted at the Meeting in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies solicited on behalf of the Board of Directors will be voted (i) for the approval of the liquidation and dissolution of the Fund (the “Proposal”), as set forth in the Plan of Complete Liquidation and Dissolution, attached hereto as Appendix A (the “Plan”), adopted by the Board of Directors of the Fund and (ii) at the discretion of the Proxy holders, on such other matters as may lawfully come before the Meeting or any adjournment thereof. Any stockholder may revoke his or her proxy at any time prior to the exercise thereof by giving written notice to the Secretary of the Fund at 100 Park Avenue, New York, New York, 10017, by signing another proxy of a later date, by submitting a subsequent telephone vote, by submitting a subsequent Internet vote, or by personally voting at the Meeting.

Properly executed proxies may be returned with instructions to abstain from voting (an “abstention”) or may represent a broker “non-vote” (which is a proxy from a broker or nominee indicating that the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote). The shares represented by abstentions or broker non-votes will be considered present for purposes of determining the existence of a quorum for the transaction of business. With respect to the Proposal (the adoption of which, pursuant to Maryland law and the Fund’s Articles of Incorporation, requires the affirmative vote of holders of a majority of the Fund’s outstanding shares), an abstention or broker non-vote will have the effect of a vote AGAINST the Proposal.

A quorum for the Meeting will consist of the presence in person or by proxy of the holders of one-third of the shares entitled to vote at the Meeting. Whether or not a quorum is present at the Meeting, if sufficient votes in favor of the position recommended by the Board of Directors on the Proposal described in the Proxy Statement are not received by the date of the Meeting, the persons named as proxies may, but are under no obligation to, with no other notice than announcement at the Meeting, propose and vote for one or more adjournments of the Meeting to permit further solicitation of proxies. According to Maryland law, a meeting of stockholders may be adjourned from time to time without further notice to a date not more than 120 days after the original record date. Shares represented by proxies indicating a vote contrary to the position recommended by the unanimous vote of the Board of Directors on the Proposal will be voted against adjournment of the Meeting as to the Proposal.

The Fund’s manager is J. & W. Seligman & Co. Incorporated (the “Manager”). The Fund’s stockholder service agent is Seligman Data Corp. The address of each of these entities is 100 Park Avenue, New York, NY 10017. The Fund will furnish, without charge, a copy of its most recent annual and semi-annual reports to any stockholder upon request to Seligman Data Corp. at 1-800-221-2450. The Fund’s reports are also available on the EDGAR Database on the SEC’s internet site: http://www.sec.gov.

If you have elected to receive one Proxy Statement for all accounts maintained by members of your household, the Fund undertakes to deliver promptly a separate copy of the Proxy Statement for a separate account upon written request.

A. THE PROPOSAL

APPROVAL OF THE LIQUIDATION
AND DISSOLUTION OF THE FUND

Background Information Concerning the Fund and its Shares

The Fund was organized in 1999 as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company. The Fund’s investment objective is to seek long-term capital appreciation by investing in equity securities of U.S. and non-U.S. companies considered by the Fund’s investment manager to rely significantly on technological events or advances in their product development or operations, as well as in equity securities of privately owned technology companies that plan to conduct an initial public offering (“IPO”) within a period of several months to three years.

There is no public market for the shares of the Fund. The Fund offers to repurchase a portion of its shares from stockholders on a quarterly basis in order to provide a measure of liquidity to stockholders. The Fund makes its repurchase offers pursuant to Rule 23c-3 under the 1940 Act (the “Rule”). In order to qualify under the Rule, a closed-end investment company must comply with a number of requirements, including a requirement that a policy relating to repurchase offers and their frequency be adopted by its board of directors as a fundamental policy that may be changed only by a vote of stockholders. The Fund adopted and implemented such a fundamental policy in connection with the Fund’s launch in July 1999. The policy provides, in part, that (a) the Fund will complete share repurchase offers every three months, in the months of January, April, July and October; and (b) 5% of the Fund’s outstanding shares will be subject to each repurchase offer, unless the Board of Directors establishes a different percentage, which must be between 5% and 25%.

Background of the Proposal

The current environment in technology investing differs greatly from the one that existed when the Fund was established. In the period of time leading up to the NASDAQ market high in March 2000, IPOs and venture capital investment reached unprecedented levels, with low barriers to entry into the new Internet industry creating an extraordinary number of new companies. By the end of 1999, the Fund’s 52 private investments had an unrealized gain of $18 million. This, combined with the significant appreciation of the Fund’s public securities, resulted in a since-inception (July 27, 1999) total return of approximately 60% through December 31, 1999.

By the end of the first quarter of 2000, the Internet-driven technology equity market had begun to lose value. But even as the public technology market slowed, venture capital investing in technology remained strong, and the Fund continued to make venture capital investments. By July 2000, the Fund’s total return since inception was 87%, and assets were in excess of $1 billion. This proved to be the high point of the Fund’s performance history. Beginning at this time, venture capital holdings began to represent an ever-larger portion of the Fund’s total portfolio as the Manager made follow-on investments in existing venture capital holdings, and liquid assets were reduced by declines in the market value of the Fund’s public holdings and sales of publicly traded securities to meet repurchase requests.

In 2001, the technology industry continued to experience weak demand for technology products and services. Reduced spending on corporate software projects in particular decreased the value of both the public and private holdings of the Fund. Financing for technology companies became scarce, forcing an increasing number of them to discontinue their operations. Most venture capital investors, including the Fund, focused on select follow-on investments rather than investments in new companies. Write-downs in the Fund’s venture capital holdings accelerated in 2001 with the fair value of those holdings falling approximately 56%.

In 2002, corporate scandals, a struggling economy, and geopolitical issues further weakened an already unsteady public equity market. Also, with IPO activity virtually halted, it became nearly impossible for private technology companies to raise capital. Revenues for many firms dropped as corporate technology consumers sought out large, established technology vendors when spending their more modest budgets. Declining value of the Fund’s venture capital holdings, together with decreases in the value of the Fund’s public securities, continued to adversely impact the Fund. Further, at the end of 2002, 67% of the Fund’s net assets were in private companies, bringing the Fund closer to a potential liquidity problem as assets continued to be needed to meet quarterly repurchase offers and expenses and to satisfy the Fund’s investment commitments to private investment partnerships in which the Fund has invested.

The Manager and the Board have been monitoring the liquidity of the Fund on an ongoing basis and analyzing the Fund’s ability to continue to satisfy quarterly repurchase offer requirements and to meet other liquidity needs. If the Fund continues its normal operations, and pays expenses as incurred and makes additional investments (including follow-on investments and investment partnership commitments) as needed, the Manager and the Board estimate that the Fund would have sufficient liquid assets to satisfy quarterly repurchase requests through July 2004, but not thereafter. However, changes in market conditions could affect the Fund’s liquidity, both positively and negatively. For example, a revival of IPO activity could create liquidity if the Fund were able to sell some of its venture capital investments. Conversely, further declines in the public technology market could reduce the value of the Fund’s liquid investments. The Manager does not anticipate that any meaningful liquidity events will occur within the Fund’s portfolio over the next six months, nor does the Manager believe that the Fund should expect any liquidity arising from an IPO by GMP Companies, Inc., the Fund’s largest holding, during such period. The Manager and the Board have developed the Proposal to address this situation.

In developing the Proposal, the Manager and the Board considered a variety of alternatives, which are summarized below. While many of the alternatives have merit, the Manager and the Board believe that the Proposal remains the best course of action for the Fund and its stockholders at this time.

Change of Frequency and Amounts of Repurchase Offers. The Manager and the Board considered a proposal to change the frequency and amounts of the Fund’s repurchase offers and to automatically liquidate and dissolve the Fund if and when the amount of total liquid assets of the Fund fell below a specified level. This alternative proved unduly complex from both a procedural and legal standpoint, and considering the uncertain state of the technology market, there remained the potential that the liquidity threshold for liquidation would be crossed in a relatively short time.

Elimination of Mandatory Repurchase Offers and Implementation of Periodic Discretionary Repurchase Offers. Eliminating mandatory repurchase offers would solve the Fund’s liquidity problem. However, the Manager and the Board felt that discretionary, as opposed to mandatory, repurchase offers would not be attractive to stockholders because, in the absence of any trading market for the Fund’s shares, their investment would be “locked-in” until the Board decided to commence a repurchase offer. The Manager and the Board also considered a combination of mandatory repurchase offers under the Rule and discretionary repurchase offers in accordance with other Securities and Exchange Commission (“Commission”) rules; however, under this combination, discretionary repurchase offers would be permitted only once every two years under the Rule.

Merger of the Fund into an open-end fund. A merger of the Fund into an open-end fund would address the liquidity issue. Open-end funds generally may not have more than 15% of their net assets invested in illiquid securities. After merging with an open-end fund that is able to absorb the Fund’s illiquid securities, the Fund’s stockholders would own redeemable shares in an open-end fund with substantial liquid assets. The Manager and the Board considered this alternative, but could not conclude at this time that a merger would be in the best interests of the Fund’s stockholders. If a merger occurred, the Fund’s stockholders would, after having borne the entire portfolio loss prior to the merger, lose a substantial portion of any gain in the Fund’s remaining viable investments through the dilution of these investments amongst the stockholders of the surviving fund.

Merger of the Fund into Seligman New Technologies Fund II, Inc. (“New Tech II”). The Manager and the Board also considered the possibility of merging the Fund with New Tech II, a similar closed-end investment company investing in public and private companies. A merger of the Fund and New Tech II would present the same issues as would a merger with an open-end fund. It should be noted that the Proposal in no way applies to

New Tech II, which will continue its normal operations. Based on a recent liquidity analysis, the Manager has no immediate concerns regarding the liquidity of New Tech II or its ability to make repurchase offers.

Raising New Cash. Re-commencing offers to sell shares by the Fund could also address the liquidity issue by bringing new cash into the Fund. However, the Manager and the Board believe that raising new capital at this time would be difficult in light of the current venture capital market. Investors have shown a great deal of reluctance to invest in the current market environment, and an even greater reluctance to invest further assets in technology markets generally and venture capital specifically.

Listing the Fund. The Manager and the Board considered listing the Fund on a stock exchange, but do not believe that such action is in the best interests of the Fund or its stockholders. Although a listing of the Fund would provide stockholders with liquidity, the Manager believes that the Fund would trade at a substantial discount to its net asset value. In addition, the Manager believes that listing the Fund would make the Fund a takeover target for third parties unconcerned with the best interests of the Fund’s stockholders.

On March 20, 2003, July 17, 2003 and September 18, 2003, the Board met with the Manager to discuss the Proposal and the alternatives thereto described above. In view of the prospects for the Fund and after consideration and discussion of the above-described alternatives and other factors, including the tax consequences described below, the Board determined that liquidation and dissolution of the Fund was advisable, and, on September 18, 2003, the Board unanimously approved the Plan of Complete Liquidation and Dissolution, which is attached hereto as Appendix A. As soon as reasonable and practicable after stockholder approval, and in accordance with the Plan, all portfolio securities of the Fund would be converted to cash or cash equivalents over time as the Manager determines is in the best interest of stockholders. Due to the illiquid nature of a majority of the Fund’s assets, the process of liquidating the Fund’s investments could take several years.

The Board believes that the liquidation and dissolution of the Fund is advisable and in the stockholders’ best interest and therefore recommends that the stockholders approve the Proposal.

Summary of Plan of Complete Liquidation and Dissolution

The Plan provides for the liquidation of all assets of the Fund, the payment and discharge of, or other provision for, all liabilities and obligations of the Fund, the distribution of the remaining net assets to stockholders, and the dissolution of the Fund. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as Appendix A. Stockholders are urged to read the Plan in its entirety.

The Plan is a Plan of Complete Liquidation and Dissolution in accordance with the Maryland General Corporation Law and the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will become effective upon the later of (i) the date of the approval of the liquidation and dissolution of the Fund by the holders of at least a majority of the outstanding shares of the Fund entitled to vote at a duly called meeting of the stockholders at which a quorum is present and (ii) December 4, 2003 (the “Effective Date”). (Plan, Section 1). If the Plan is approved by December 5, 2003, the last quarterly repurchase offer would be completed on October 10, 2003. If the Plan is approved after December 5, 2003, but before January 28, 2004 (120 days after the original Record Date), the last quarterly repurchase offer would be completed on January 9, 2004.

After the Effective Date, the Fund will not engage in any investment activities except for the purpose of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities (as provided in the Plan), and distributing its remaining assets to stockholders in accordance with the Plan. The current officers and directors of the Fund will continue in office solely for the purpose of implementing the Plan and any actions to be taken in connection therewith. (Plan, Sections 10, 11).

Closing of Books and Restriction on Transfer of Shares

The proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their respective share holdings on the date at which the Fund completes the final sale of all of its illiquid assets or determines that remaining illiquid assets should be valued at zero. On such date, the books of the Fund will be closed except to the extent necessary to complete the transactions contemplated by the Plan. Thereafter, unless the books of the

Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Fund’s assets will not be transferable by the negotiation of share certificates or otherwise. (Plan, Sections 1, 6).

Termination of Quarterly Repurchase Offers

From the Effective Date, the Fund will discontinue its quarterly repurchase offers. The Fund’s fundamental policy requiring such offers will be eliminated. Any quarterly repurchase offer commenced by the Fund prior to the Effective Date will be completed in accordance with its terms. (Plan, Section 4).

Management of Fund During Liquidation

During the liquidation, the Fund’s assets will continue to be managed by the Manager in accordance with the Fund’s current management contract. The Manager will continue to maintain contact with the Fund’s portfolio companies and will continue to evaluate their profitability and cash needs. However, the Plan will restrict the Manager’s authority to make new investments for the Fund. Under the Plan, the Manager may make additional investments on behalf of the Fund only in (a) short-term liquid securities for cash management purposes (e.g., money market instruments), (b) limited partnership interests as required by the Fund’s outstanding contractual commitments to limited partnerships, and (c) companies the securities of which are at the time held in the Fund’s portfolio, but only if the Manager determines (i) that the securities of that company may not at that time be sold or may be sold only at a disadvantageous price and (ii) that making such additional investment is necessary or advisable to protect the Fund from dilution or other reduction in value, and in any case only to the extent that the Fund has, at the time, sufficient liquid assets with which to make such additional investment. (Plan, Section 3).

The Manager will have the authority to sell or otherwise dispose of the Fund’s assets in such manner as the Manager deems advisable. Due to the illiquid nature of a majority of the Fund’s assets, the process of liquidating the Fund’s investments may take several years. The Manager believes that, under the Plan, the Fund will not be forced to dispose of securities of venture capital companies at distressed or “fire sale” prices in an effort to raise cash. Instead, the Plan will provide the Fund with the necessary time needed to properly dispose of securities of venture capital companies over time at prices believed to be reasonable in light of future prospects of these companies.

Until the Liquidation Date (as defined below), the Fund’s net asset value will continue to be priced daily and will be published in various publications, including Seligman’s website: www.seligman.com. In addition, the Manager intends to continue to conduct quarterly conference calls which are open to all financial advisors and stockholders.

Management Fee

In light of the Fund’s inability during the liquidation to (i) make new investments in venture capital companies not owned by the Fund, and (ii) invest in public securities, the Manager has voluntarily undertaken to reduce its management fee from the time the Plan takes effect until the liquidation of the Fund is completed, subject to annual renewal of the management agreement by the Board. Currently, the Manager is entitled to a fee of 2.00% of the Fund’s average daily net assets. The Manager has undertaken to reduce this fee to 1.50% of the Fund’s average daily net assets during the liquidation period (Plan, Section 3).

Liquidating Distributions

As soon as practicable after the time the Plan takes effect, the Fund will send notice of the liquidation and dissolution to all its known creditors and claimants and to its employees, if any. (Plan, Section 7). The Fund will be authorized to sell and liquidate all the assets of the Fund and engage in such other transactions as may be appropriate to its liquidation and dissolution in accordance with the Plan. (Plan, Section 2). From time to time during the Liquidation Period (which is defined in the Plan as the period from and including the Effective Date to and including the date on which all transactions contemplated by the Plan are concluded), the Fund shall distribute to its stockholders of record, pro rata in accordance with their respective interests, such amounts of cash, liquid securities or other assets as become available for distribution as a result of the sale or other disposition of portfolio securities. The Fund anticipates that it will distribute cash to stockholders. As soon as practicable after the Fund has sold or otherwise disposed of all of its securities positions (or any remaining securities positions are valued at zero), the Fund shall liquidate and distribute to its stockholders of record as of the close of business on the date of liquidation determined by the Fund (the “Liquidation Date”), pro rata in accordance with their proportionate interests in the Fund, all of the cash remaining from the sale of liquid assets after payment and discharge of liabilities and obligations of the Fund, less any amounts retained or set aside in a reserve fund as referred to below, in complete cancellation and redemption of the outstanding shares of the Fund. As specified earlier, due to the illiquid nature of a majority of the Fund’s assets, the liquidation process may take several years. The Fund expects to make distributions to stockholders from time to time as its assets are sold off, rather than all on a single date. The first such distribution, however, may not occur for one year or more after the Effective Date. From the proceeds of the liquidation of assets, the Fund may retain, set aside in a reserve or otherwise provide for an amount necessary to (1) discharge any unpaid liabilities of the Fund on the Fund’s books as of the Liquidation Date and (2) pay or otherwise provide for such contingent or unascertained liabilities as the Fund’s officers or Board of Directors shall reasonably deem to exist against the assets of the Fund. (Plan, Sections 5, 6).

After the Liquidation Date, the Fund may make one or more subsequent liquidation distributions to stockholders. Cash or other assets retained or held in a reserve fund for the payment of contingent or unascertained liabilities in accordance with the Plan in excess of the amounts ultimately required for the payment or discharge of the Fund’s liabilities and obligations will be distributed to stockholders at the time and under the conditions established with respect to such reserve fund or other arrangements providing for such payment. (Plan, Section 6).

Expenses of Liquidation and Dissolution

The Fund will bear all of the expenses incurred by it in carrying out the Plan. Initially, such expenses are estimated to be approximately $250,000. This figure does not include certain on-going expenses that cannot be estimated at this time, including transaction costs related to the disposition of the Fund’s securities.

Amendment of the Plan

The Board may modify or amend the Plan at any time without stockholder approval if it determines that such action would be advisable. If any amendment or modification to the Plan appears necessary but, in the judgment of the Board, would materially and adversely affect the interests of the stockholders, such an amendment or modification will be submitted to the stockholders for approval. The Plan may be abandoned in its entirety only with the approval of both the Board and the stockholders. (Plan, Section 9).

Distribution Amounts

The Fund’s net asset value on October [ o ], 2003 was [ o ]. At such date, the Fund had [ o ] shares outstanding. Accordingly, on October [ o ], 2003, the net asset value per share of the Fund was [ o ]. The Fund’s net asset value is not necessarily indicative of the amount that will be received upon liquidation. Although most of the Fund’s assets are fair valued, valuations may change before an asset is actually sold. Further, assets may be sold at prices higher or lower than their fair values. For example, due to the economic factors discussed above, there may be no market, or only a very limited market, in which certain of the Fund’s assets may be sold. This may result in certain assets of the Fund being sold at a significant discount, or being entirely written off. Sales at prices below current valuation and write-offs will reduce the amounts distributed to stockholders of the Fund upon liquidation. The Manager intends to liquidate the Fund’s assets on such terms and conditions as the Manager shall deem to be reasonable.

The amounts to be distributed to stockholders will be further reduced by any remaining expenses of the Fund. These will include expenses in connection with this solicitation, liquidation and portfolio transaction costs, the management fee, the shareholder services fee, any costs incurred in resolving any claims that may arise against the Fund, and certain other ongoing expenses, such as costs in connection with the Fund’s audits and the costs of providing reports to stockholders. As discussed above, the initial expenses of carrying out the Plan are estimated to be approximately $250,000 (or approximately [ o ] per share outstanding on October [ o ], 2003). Actual liquidation expenses and portfolio transaction costs may vary from these estimates. Any increase in such costs will be funded from the cash assets of the Fund and will reduce the amount available for distribution to stockholders.

United States Tax Considerations

The following is a general summary of the material United States federal income tax consequences of the Plan. This discussion does not apply to you if you are not a U.S. Stockholder (as defined below), or if you are a member of a special class of holders subject to special rules, such as a person who holds shares in the Fund other than as a capital asset for tax purposes, a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a life insurance company, a person liable for alternative minimum tax, a person that actually or constructively owns 10% or more of the voting stock of the Fund, a person that holds shares in the Fund as part of a straddle or a hedging or conversion transaction, or a person whose functional currency is not the U.S. dollar. A “U.S. Stockholder” is defined, for purposes of this discussion, as a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This summary is based on the Code, existing, temporary and proposed Treasury regulations, and published rulings and court decisions, all as currently in effect on the date of this Proxy Statement, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect. The Fund intends to take the position, and the remainder of this discussion assumes that, although it is not entirely clear, the transaction contemplated by the Plan (the “Liquidation and Dissolution”) should be treated as a complete liquidation of the Fund for U.S. federal income tax purposes. The Fund has not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the federal income tax consequences to the Fund or its U.S. Stockholders which will result from the Liquidation and Dissolution. The statements below are, therefore, not binding upon the IRS, and there can be no assurance that the IRS will concur with this summary or that the tax consequences to any U.S. Stockholder upon receipt of a distribution pursuant to the Liquidation and Dissolution

(for purposes of this discussion, a “Liquidating Distribution”) will be as set forth below.

While this summary addresses the material United States federal income tax consequences of the Plan, neither state, foreign nor local tax consequences of the Plan are discussed. U.S. Stockholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences of the Plan with respect to their particular situation.

Because the Fund expects to retain its qualification as a regulated investment company (“RIC”) under the Code during the Liquidation Period, it does not expect to be taxed at the Fund level on any of the net capital gains realized from the sale of its assets or ordinary income earned. In the unlikely event that the Fund should lose its status as a RIC during the liquidation process, the Fund would be subject to taxes which could, potentially, reduce the amount of any Liquidating Distribution.

The amount of any Liquidating Distribution received by a U.S. Stockholder should be treated for federal income tax purposes as a payment in exchange for a U.S. Stockholder’s shares in the Fund. A U.S. Stockholder will recognize a taxable gain or loss on such exchange equal to the difference between the amount of cash and the fair market value of any property received and the U.S. Stockholder’s tax basis in its Fund shares. Any such gain or loss will be a capital gain or capital loss if the U.S. Stockholder holds its shares as capital assets. In such event, any recognized gain or loss will constitute a long-term capital gain or long-term capital loss, as the case may be, if the Fund’s shares were held for more than one year by the U.S. Stockholder at the time of the exchange. Under current law, long-term capital gains are taxed to non-corporate U.S. Stockholders at a maximum tax rate of 15%. Capital losses may generally be used to offset ordinary income only to a limited extent. Also, a U.S. Stockholder will generally not be entitled to claim any loss in respect of the Liquidation and Dissolution until the year in which a final Liquidating Distribution is made.

A U.S. Stockholder that exchanges its shares of the Fund at a loss may be required to file a disclosure statement with the IRS under newly promulgated Treasury regulations. Please consult your tax adviser regarding your potential obligations, if any, under these Treasury regulations.

A U.S. Stockholder will generally be subject to information reporting on the amount of any Liquidating Distribution.

Pursuant to Section 1.331-1(d) of the Treasury regulations, in the event that the period between the time at which the initial Liquidating Distribution is made and the time at which the Fund is completely liquidated and dissolved exceeds 12 months (which is likely), a U.S. Stockholder will be required to file certain information regarding the Plan with its annual U.S. federal income tax return. Please consult your tax adviser regarding your obligations under this Treasury regulation, and the content and timing of any statement required to be filed with the IRS.

Voting Requirement

The Fund’s Articles of Incorporation require the affirmative vote of the holders of a majority of the outstanding shares of the Fund for the adoption of the Proposal. If the Proposal is not approved, the Board will consider alternatives available at that time, including other courses of action previously considered by the Manager and the Board and resubmission of the Proposal to another vote of stockholders.

Effects of Adoption of Plan

The liquidation of the Fund will result in the sale or other disposition of all of the assets of the Fund according to the Plan, the accumulation of all proceeds from such sale, and the distribution of the proceeds, less payment or other provision for all outstanding liabilities, to all stockholders of the Fund. As of the Liquidation Date, all issued and outstanding shares of the Fund shall be deemed to be retired and canceled, and beneficial owners of such shares shall cease to be stockholders with respect to such shares, but will have the right to receive liquidating distributions, without interest. Beneficial owners whose shares are held in “street name” should consult their brokers or other financial intermediaries for information on the timing of receipt of distributions with respect to their respective interests in the Fund.

In connection with the liquidation and dissolution, the Fund will terminate contracts with its service providers at the earliest opportunity consistent with maintaining services to the Fund for the limited purposes of carrying out the Plan. Following the Effective Date, the Manager and the present officers and Directors of the Fund would continue to serve solely for the purpose of effectuating the Plan.

Impact of the Plan on the Fund’s Status Under the 1940 Act

On or about the Liquidation Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the 1940 Act. It is expected that the Commission will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund’s activities as an investment company and its deregistration under the 1940 Act. A vote in favor of the Plan will constitute a vote in favor of such a course of action (Plan, Sections 10, 11). Until the Fund’s withdrawal as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and will comply with the 1940 Act.

Procedure for Dissolution Under the Maryland General Corporation Law

After the Effective Date, pursuant to the Maryland General Corporation Law and the Fund’s Articles of Incorporation and Bylaws, if at least a majority of the Fund’s outstanding shares of stock entitled to vote are voted in favor of the proposed liquidation and dissolution of the Fund, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Department of Assessments and Taxation of the State of Maryland, and will become effective in accordance with the Maryland General Corporation Law. Upon the effective date of such Articles of Dissolution, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized. The Fund’s Board of Directors will be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund.

Appraisal Rights

Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

B. SELECTED FINANCIAL DATA

Financial Highlights

The table below is intended to help you understand the Fund’s financial performance from its inception. Certain information reflects financial results for a single share that was held throughout the periods shown. Per share amounts are calculated using average shares outstanding. “Total return” shows the rate that you would have earned (or lost) on an investment in the Fund, assuming you reinvested all your capital gain distributions. Total returns do not reflect any taxes or sales charges and are not annualized for periods less than one year.

                               Six Months     Year ended December 31,           7/27/99*
Per Share Data:                  Ended                                             to
                                6/30/03        2002        2001       2000      12/31/99
Net Asset Value, Beginning of    $  4.83     $ 12.11    $  25.23    $  37.34    $  24.25
Period
Income (Loss) from
Investment Operations:
Net investment loss                (0.08)      (0.23)      (0.44)      (0.97)      (0.13)
Net realized and unrealized
gain (loss) on investments and
foreign currency transactions      (0.17)      (7.05)     (12.41)      (5.10)      14.70
Total from Investment
Operations                         (0.25)      (7.28)     (12.85)      (6.07)      14.57
Distributions from net
realized capital gains               --          --        (0.27)      (6.04)      (1.43)
Offering costs                       --          --          --          --        (0.05)
Net Increase (Decrease)
in Net Asset Value                 (0.25)      (7.28)     (13.12)     (12.11)      13.09
Net Asset Value, End of
Period                           $  4.58     $  4.83    $  12.11    $  25.23    $  37.34
Total Return:                      (5.18)%    (60.12)%    (50.85)%    (20.96)%     60.65%
Ratios/Supplemental Data:
Net assets, end of period (000s
omitted)                         $77,787     $89,380    $269,630    $662,168    $905,287
Ratio of express to average
net assets                          3.34%†      3.08%       2.79%       2.67%       2.78%†
Ratio of net investment loss
to average net assets              (3.22)%†    (3.04)%     (2.56)%     (2.49)%     (1.06)%†
Portfolio turnover rate            16.68%     147.87%     125.60%     122.67%     112.41%

*Commencement of operations.
†Annualized.

C. OTHER MATTERS

The Fund knows of no other matters which are to be brought before the Meeting. However, if any other matters come before the Meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes, will vote the Proxy in accordance with their judgment on such matters. The persons named in the form of Proxy, or their substitutes, will have discretionary authority to vote on any stockholder proposal properly presented at the Meeting.

It is expected that the Plan will be implemented as soon as practicable after the Effective Date and that no future meetings of stockholders will be held. In the event that the Fund is not liquidated, the Fund’s By-Laws provide that it is not required to hold an annual meeting in any year in which the election of Directors is not required by the 1940 Act. A stockholder proposal intended to be presented at any meeting called in the future must be received by the Fund within a reasonable time before the solicitation for that meeting is made. Otherwise the Fund will not be able to include the proposal in the notice of meeting, proxy statement and form of proxy relating to the meeting. There is no guarantee that any proposal submitted by a stockholder will be included in the proxy statement. Stockholder proposals are subject to certain regulations under federal laws.

D. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of August 31, 2003, the Directors and officers of the Fund as a group owned less than 1% of the outstanding shares of the Fund. The following table sets forth, as of August 31, 2003, certain information concerning the ownership of the Fund’s outstanding shares by Directors and officers of the Fund, and by all Directors and officers of the Fund as a group.

Name of Beneficial Owner	Total Number of Shares Owned
Independent Directors
Robert B. Catell	None

John R. Galvin	515.3780
Alice S. Ilchman	173.2790
Frank A. McPherson	515.3780
John E. Merow	1,000.3810
Betsy S. Michel	5,153.7790
Leroy C. Richie	None
Robert L. Shafer	12,884.4460
James N. Whitson	1,288.4450

Interested Directors
Paul C. Guidone	None
William C. Morris*	1,959.3850
Brian T. Zino*	12,022.375

Officers of the Fund
Thomas G. Rose	515.3780
Lawrence P. Vogel	515.3780

All Directors and officers of the Fund as a group	36,543.602

According to information filed with the Commission, as of August 31, 2003, there were no beneficial owners of more than 5% of the Fund’s common stock.

E. EXPENSES

The Fund will bear the cost of soliciting Proxies except as noted below. In addition to the use of the mails, Proxies may be solicited personally or by telephone or via facsimile by Directors, officers and employees of the Fund, the Manager, Seligman Advisors, Inc., Seligman Services, Inc. and Seligman Data Corp., and the Fund may reimburse persons holding shares in their names or names of their nominees for their expenses in sending solicitation material to their beneficial owners. In addition, Georgeson has been

*   Also an officer of the Fund.

engaged to assist in soliciting stockholders on behalf of the Fund at an anticipated cost of $78,000, payable by the Fund.

By order of the Board of Directors,

Frank J. Nasta, Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. ALL STOCKHOLDERS, INCLUDING THOSE WHO EXPECT TO ATTEND THE MEETING, ARE URGED TO DATE, FILL IN, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY TELEPHONE OR THROUGH THE INTERNET. PLEASE REFER TO YOUR PROXY CARD FOR COMPLETE VOTING INSTRUCTIONS. A PROXY IS NOT REQUIRED FOR ADMISSION TO THE MEETING.

Appendix A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

SELIGMAN NEW TECHNOLOGIES FUND, INC.

         WHEREAS, Seligman New Technologies Fund, Inc. (the “Fund”), a Maryland corporation, is a closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

        WHEREAS, the Board of Directors of the Fund (the “Board”) has approved and determined that this Plan of Complete Liquidation and Dissolution of the Fund (this “Plan”) is advisable and in the best interests of the stockholders of the Fund; and

        WHEREAS, the Board has directed that this Plan be submitted to the holders of the outstanding voting shares of the Fund’s common stock for their approval or rejection at a special meeting of stockholders in accordance with the requirements of the Maryland General Corporation Law (the “MGCL”) and the Fund’s Articles of Incorporation and has authorized the filing with the Securities and Exchange Commission (the “Commission”) and distribution of a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies for such meeting; and

        WHEREAS, upon approval of this Plan by its stockholders, the Fund shall voluntarily dissolve and completely liquidate in accordance with the MGCL and the Internal Revenue Code of 1986, as amended (the “Code”), upon the terms and conditions set forth below;

        NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Complete Liquidation and Dissolution of the Fund as follows:

1.

Effective Date of Plan. The effective date of this Plan (the “Effective Date”) shall be the later of (i) the date on which this Plan is approved by the stockholders of the Fund in accordance with the MGCL and (ii) December 4, 2003. However, the stock the stock transfer books of the Fund shall not be permanently closed until the close of business on the date on which the Fund completes the sale of all of its illiquid assets or determines that remaining illiquid assets should be valued at zero, except to the extent necessary to complete the transactions contemplated by paragraphs 4 and 5 of this Plan.

2.

Authority to Sell or Distribute Assets. As of the Effective Date, the Fund shall have the authority to sell and liquidate its assets and engage in such other transactions as may be appropriate to its dissolution and liquidation, including, without limitation, consummation of the transactions described in the Proxy Statement and obtaining all necessary approvals and authorizations from the Commission and any other regulatory authority having jurisdiction over the Fund. The period from and including the Effective Date to and including the date on which all such transactions are concluded is referred to herein as the “Liquidation Period”.

3.

Manner of Sale or Distribution of Assets. During the Liquidation Period, the Fund’s assets will be managed by J. & W. Seligman & Co. Incorporated (the “Manager”) in accordance with the Fund’s current Management Agreement, except that the Manager shall be entitled to a management fee at a lower rate of 1.50% per annum. During the Liquidation Period, the Manager shall have authority to sell the Fund’s assets at such times and in such manner as the Manager deems advisable. In addition, during the Liquidation Period, the Manager shall have authority to make additional investments on behalf of the Fund in (a) short-term liquid securities for cash management purposes (e.g., money market instruments), (b) limited partnership interests as required by the Fund’s outstanding contractual commitments to limited partnerships and (c) companies the securities of which are at the time held in the Fund’s portfolio, but only if the Manager determines (i) that the securities of that company in the Fund’s portfolio may not at that time be sold or may be sold only at a disadvantageous price and (ii) that making such additional investment is necessary or advisable to protect the Fund from dilution or other reduction in value of a portfolio holding, and in any case only to the extent that the Fund has at the time cash or other liquid assets with which to make such additional investment.

4.

Termination of Quarterly Repurchase Offers. From the Effective Date, the Fund’s fundamental investment policy of making quarterly repurchase offers for its common stock shall be eliminated, and the Fund shall make no further quarterly repurchase offers; provided, however, that any quarterly repurchase offer commenced by the Fund prior to the Effective Date but not completed by the Effective Date shall be completed in accordance with its terms.

5.

Provisions for Liabilities. During the Liquidation Period, the Fund shall pay or discharge or set aside a reserve fund for, or by other appropriate means provide for, the payment or discharge of any and all liabilities and obligations of the Fund, including, without limitation, contingent or unascertained liabilities. If, for any reason, the Fund is unable to pay out, discharge, or otherwise provide for payment of any liabilities of the Fund prior to the Liquidation Date (as defined in paragraph 6), the Fund may retain or set aside in the reserve fund (the “Reserve Fund”) cash or cash equivalents in an amount which it estimates is necessary to discharge any unpaid liabilities of the Fund on the Fund’s books as of the Liquidation Date (as defined in paragraph 6) and other liabilities as provided in paragraph 6.

6.

Distributions to Stockholders. From time to time during the Liquidation Period, the Fund shall distribute to its stockholders of record, pro rata in accordance with their respective interests, such amounts of cash, liquid securities or other assets as become available for distribution as a result of the sale or other disposition of portfolio securities. As soon as practicable after the Fund has sold or otherwise disposed of all of its securities positions (or any remaining securities positions are valued at zero), the Fund shall liquidate and distribute to its stockholders of record as of the close of business on the date of liquidation determined by the Fund (the “Liquidation Date”) pro rata in accordance with their respective interests all of the remaining assets of the Fund in complete cancellation and redemption of all the outstanding shares of the Fund, except, as provided in paragraph 5 hereof, for cash, bank deposits or cash equivalents in an amount necessary to (i) discharge any unpaid liabilities of the Fund on the Fund’s books on the Liquidation Date, and (ii) pay or set aside the Reserve Fund or otherwise provide for payment of such contingent or unascertained liabilities as the Fund’s officers or Board of Directors shall reasonably deem to exist against the assets of the Fund as of the Liquidation Date. Cash or other assets held in the Reserve Fund or as otherwise provided herein for the payment of contingent or unascertained liabilities in accordance with this Plan in excess of the amounts ultimately required for the payment or discharge of the Fund’s liabilities and obligations shall be distributed to stockholders at the time and under the conditions established with respect to the Reserve Fund or other arrangements hereunder providing for the payment thereof.

7.

Notice of Liquidation. As soon as practicable after the Effective Date, but in no event later than 20 days prior to the filing of Articles of Dissolution as provided in paragraph 8 below, the Fund shall mail notice in accordance with the MGCL to all its known creditors and to its employees, if any, that the dissolution of the Fund has been approved by the Board and the stockholders.

8.

Articles of Dissolution. Pursuant to the MGCL and after the Effective Date, the Fund shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation.

9.

Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without stockholder approval if it determines that such action would be advisable. If any amendment or modification to this Plan appears necessary but, in the judgment of the Board, will materially and adversely affect the interests of the stockholders, such an amendment or modification will be submitted to the stockholders for approval. This Plan may be abandoned in its entirety only with the approval of both the Board and the stockholders.

10.

Powers of Board and Officers. The Board and the officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Fund deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Fund in accordance with the Code, the MGCL and any rules and regulations of the Commission or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Fund is so qualified and deregistering the Fund under the 1940 Act, as well as the preparation and filing of any tax returns.

11.

Termination of Business Operations. As soon as practicable upon approval and adoption of the Plan, the Fund shall cease to conduct business except as shall be necessary in connection with the effectuation of this Plan. The current officers and directors shall continue in office solely for the purpose of implementing this Plan and any actions to be taken in connection herewith.

Seligman New Technologies Fund, Inc.

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

October [ o ], 2003

TABLE OF CONTENTS

Introduction A. The Proposal: Approval of the Liquidation and Dissolution of the Fund B. Selected Financial Data C. Other Matters D. Security Ownership of Certain Beneficial Owners E. Expenses	Page

Appendix A	A-1

SELIGMAN NEW TECHNOLOGIES FUND, INC.
100 Park Avenue, New York, NY 10017

*  *  *  CONTROL NUMBER *  *  *

The undersigned, revoking previous proxies, acknowledges receipt of the Notice of Meeting and Proxy Statement for the Special Meeting of Stockholders of SELIGMAN NEW TECHNOLOGIES FUND, INC., to be held December 4, 2003, and appoints PAUL B. GOUCHER, FRANK J. NASTA and BRIAN T. ZINO (and each of them) proxies, with power of substitution, to attend the Special Meeting (and adjournments thereof) and vote all shares the undersigned is entitled to vote upon the matters indicated on the reverse side and on any other business that may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO INSTRUCTIONS ARE GIVEN, YOUR PROXIES WILL VOTE FOR THE PROPOSAL. THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. COMPLETE, SIGN ON REVERSE SIDE AND RETURN THIS CARD AS SOON AS POSSIBLE. MARK EACH VOTE WITH AN X IN THE BOX.

Dated

_________________, 2003

Signature

Signature

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

(CONTINUED ON THE REVERSE SIDE)

IMPORTANT: ELECTRONIC VOTING OPTIONS AVAILABLE

Fast, convenient, easy and available 24 hours a day!

VOTE BY TELEPHONE	VOTE ON-LINE

Read the Proxy Statement and have this card on hand Call Toll-Free 1-800-690-6903 Enter the Control Number shown on the reverse side and follow the simple instructions Keep this card for your records	Read the Proxy Statement and have this card on hand Go To www.proxyweb.com Enter the Control Number shown on the reverse side and follow the simple instructions Keep this card for your records

Please fill in box as shown using black or blue ink or number 2 pencil. [X] PLEASE DO NOT USE FINE POINT PENS.

The Board of Directors recommends that you vote FOR the proposal.

  APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE    [   ] FOR      [   ] AGAINST      [   ] ABSTAIN
  FUND IN ACCORDANCE WITH THE PLAN OF COMPLETE
  LIQUIDATION AND DISSOLUTION OF THE FUND ATTACHED
  TO THE PROXY STATEMENT AS APPENDIX A.

  To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

YOUR VOTE IS IMPORTANT

Please complete, sign, date and return this card as soon as possible.